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                             CMS NOMECO OIL & GAS CO.              EXHIBIT 10.4
                    Key Employee Incentive Compensation Plan

INTRODUCTION

The objective of the Plan is to improve the performance of the Company by:

1. Providing compensation levels that will permit the Company to attract, retain and motivate highly competent officers, key executives and other key employees, and

2. Provide an incentive to officers, key executives and other key employees based on both Company and individual performance.

This Plan replaces the Key Employee Incentive Compensation Plan which was approved by the Board of Directors on December 1, 1994.


TERMS OF THE PLAN

1. The employees eligible for the Plan and their standard bonus as a percentage of their year-end salary are as follows:

                                                                                         STANDARD
                           EMPLOYEE                                                        BONUS
  ---------------------------------------------------------                              --------
     a.   President                                                                          50%

     b.   Executive Vice President and General Counsel                                       45%

     c.   Other officers and key executives as designated
          by the President                                                                   40%

     d.   Other key lower level employees as designated by
          the President                                                                      20%

2. The amount of the standard bonus which is to be paid to each employee will be determined by the Committee on Executive Organization in early February of the year following the year in which the bonus is earned. The amount so determined will be presented to the Board of Directors for their approval.

     A. The calculation of bonuses will be weighted for the following goals which shall be established at the time the operating and capital budgets are approved for the applicable year:

     (1) 80% based on the ratio of actual pretax operating income to "Goal" pretax operating income, said ratio not to exceed 125%

     (2) 20% based on the ratio of reserves added per capital dollar expenditure (includes drilling and acquisitions of developed properties) to "Goal" reserves added per capital dollar expenditure, said ratio not to exceed 125%.
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TERMS OF THE PLAN (CON'T)


  B. The average, stated as a percentage, of the ratios set forth in subparagraphs 2A(1) and 2A(2) above will determine the percentage of Bonus paid in accordance with the following:

       % OF GOAL ACHIEVEMENT                                     % OF STANDARD BONUS
       ---------------------                                     -------------------
     Less than      80%                                                    0
                    80%                                                   50%
                    90%                                                   75%
                    100%                                                 100%
                    110%                                                 110%
                    120%                                                 120%
                    125% or more                                         125%

     In the event the average percentage of goal achievement falls within a percentage interval shown on the above table, the corresponding percentage of standard bonus shall be computed by interpolation.

3. The appropriate bonuses as determined by the Committee on Executive Organization and approved by the Board of Directors will be paid in the first quarter of the year following the year in which the bonus is earned.

4. Payments made under this program will be considered as earnings for the Supplemental Employee Retirement Plan but not for purposes of the Employees' Savings Plan, Pension Plan, or other employee benefit programs.

5. A participant at any time prior to the beginning of a performance year may elect to irrevocably defer payment for that year, through notice to the Company on a form approved by the Company, of all or 1/2 of any incentive compensation which would otherwise be paid to him as a result of this Employee Incentive Compensation Plan, to a time following his retirement with benefits under the Pension Plan for Employees of Consumers Power Company (hereinafter "Retirement"). As part of such election, the participant may elect that the entire amount deferred be paid in the January following his retirement or that such amount be paid in five annual installments beginning in January of the first year following his retirement with 1/5 of the balance being paid that January, 1/4 of the balance in January of the second year following his retirement, 1/3 of the balance in January of the third year following his retirement, 1/2 of the balance in January of the fourth year following his retirement and all of the remaining balance in January of the fifth year following his retirement. In the event the participant's employment is terminated through death or any other means than Retirement, the amounts deferred will be paid in January of the year following such termination of employment.

     At the time of electing to defer payment, the participant must also elect whether the sum so deferred shall be treated by the Company in accordance with Paragraph (1) or Paragraph (2) below.





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TERMS OF THE PLAN (CON'T)


     (1) A sum certain to which the Company will add in lieu of interest an amount equal to the prime rate of interest set by Citibank N.A. for the sums deferred, compounded quarterly as of the first day of January, April, July and October of each year during the deferral period. The prime rate in effect on the first day of January, April, July and October shall be deemed the prime rate in effect for the preceding quarterly period.

     (2) A sum treated as if it were invested as an optional cash payment in CMS Energy's Dividend Reinvestment and Common Stock Purchase Plan, on the first opportunity preceding the time payment would have been made under the Employee Incentive Compensation Plan had payment not been deferred, and subsequent cash dividends on the shares of common stock automatically reinvested during the deferral period. The value of the sum so deferred, at the time of any payment, shall be equal to the number of dollars which such an investment would have been worth as measured by the purchase price of the shares of common stock under CMS Energy's Dividend Reinvestment and Common Stock Purchase Plan at the time of the most recent dividend payment preceding the month in which the deferred payment is to be made, or, if such dividend payment was more than three months prior to the month in which the deferred payment is to be made, the number of shares which would have been accumulated multiplied by the average of the closing sale price for the common stock, as published in the Wall Street Journal in its report of NYSE - Composite Transactions, for each of the first five New York Stock Exchange trading days in the month preceding the month in which payment is to be made. In the event the participant elects to have the deferred payment treated in accordance with this subparagraph, he may, prior to the last time the value of the sum would have been determined before any payment, elect to receive the payment in shares of common stock of CMS Energy Corporation, in which case the value of the fund will be considered to be equal to the number of shares of common stock which would have been accumulated prior to the time of payment, if the original sum had been invested as provided in the first sentence of this subparagraph, and the payment will be to the nearest whole share of common stock.

The amounts deferred are to be satisfied from the general corporate funds which are subject to the claims of creditors.





03/01/95





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